UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2019

TriLinc Global Impact Fund, LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-55432	36-4732802
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1230 Rosecrans Avenue, Suite 605 Manhattan Beach, CA		90266
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 997-0580

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2019, Brent VanNorman, the Chief Financial Officer, Chief Operating Officer, Chief Compliance Officer and Secretary of TriLinc Global Impact Fund, LLC (the “Company”) resigned from his positions as the Chief Financial Officer and Chief Operating Officer of the Company. The board of managers of the Company (the “Board”) appointed Mark Tipton as the Chief Financial Officer and Scott Hall as the Chief Operating Officer on February 14, 2019. Mr. VanNorman will continue to serve as Chief Compliance Officer and Secretary of the Company and will continue to be a member of the Board. Mr. VanNorman will also continue to serve in his position as President of TriLinc Global, LLC (“the Advisor”).

Mark A. Tipton, age 59, Mr. Tipton has served as Chief Financial Officer of the Company since February 2019 and as Chief Financial Officer of the Advisor since October 2017. Prior to joining the Advisor, Mr. Tipton worked as Vice President of Logistics at SYNNEX Corporation, building the Reverse Logistics division from a start-up to a multimillion dollar business and establishing key vendor relationships with leading tech brands, from March 2008 until July 2015. Mr. Tipton worked with these brands to develop processes that prevented $200 million of used consumer electronic devices from filling waste disposal sites. Instead, they were tested and either fully recycled or prepared for global resale into primarily developing economies. Mr. Tipton was retired from July 2015 until October 2017.

Prior to his tenure at SYNNEX, Mr. Tipton served as the Chief Financial Officer at New Age Electronics, Inc., where he managed all financial aspects of the company, from September 1998 until March 2008. Most notably, Mr. Tipton was instrumental in the growth of the company’s annual revenue from $140 million to over $1 billion, facilitated the close of a $250 million asset-based lending facility, and was involved in the $150 million sale of the company to SYNNEX Corporation. Previously, Mr. Tipton was the Chief Financial Officer and Chief Operating Officer at a boutique broker-dealer/bond trading desk/investment advisor, where he managed all operating facets and financial activities of the firm. Mr. Tipton graduated from California State University, Northridge with a B.S. in Finance and Accounting. Additionally, Mr. Tipton was an audit manager in the financial services department of an international public accounting firm and maintains an active Certified Public Accountant license.

Scott T. Hall, age 49, Mr. Hall has served as Chief Operating Officer of the Company since February 2019 and Chief Operating Officer of the Advisor since August 2018. Prior to joining the Advisor, Mr. Hall was the Chief Operating Officer of RS Funds Distributor, LLC, a limited purpose broker/dealer that serves as the distributor for RS Invesments, from September 2012 until December 2016. Mr. Hall was retired from December 2016 until August 2018. Prior to his role of Chief Operating Officer of RS Funds Distributor, Mr. Hall served as the Director of Client Operations for RS Investments, a $30 billion San Francisco-based asset manager, beginning his tenure at RS Investments in July 1999. While at RS Investments, Mr. Hall was responsible for the mutual fund operations team, negotiating third party service agreements, developing policies and procedures and was instrumental in launching the broker/dealer. Mr. Hall also served as a member of the Disclosure Controls and Compliance Systems Committees and chaired the Distribution Oversight Committee at RS Investments. Mr. Hall graduated from San Diego State University with a B.S. in Financial Services.

ITEM 8.01 OTHER EVENTS.

Portfolio Update

As of January 31, 2019, TriLinc Global Impact Fund (“TriLinc”) had $442.5 million in total financing commitments for business expansion and socioeconomic development through its investment portfolio in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe. The weighted average loan size of the portfolio is $9.3 million with an average duration of 1.82 years. Since TriLinc commenced operations and through January 31, 2019, TriLinc has funded over $1 billion in aggregate investments to 82 borrower companies, including $105.2 million in temporary investments. TriLinc has funded over $339.2 million to 25 borrower companies operating in nine developing economies within Latin America, supporting 16,526 permanent employees; over $446.6 million to 45 borrower companies operating in or trading with 21 developing economies within Sub-Saharan Africa, supporting 18,622 permanent employees; over $153.7 million to 10 borrower companies operating in or trading with four developing economies within Southeast Asia, supporting 792 permanent employees; and over $9.5 million to two borrower companies in two countries within Emerging Europe, supporting 234 permanent employees. Of the aggregate investment amount, TriLinc has received $641 million in full aggregate transaction repayments (61.47% of total invested) from existing and exited trade finance, term loan, and temporary investment facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILINC GLOBAL IMPACT FUND, LLC

February 15, 2019	By:	/s/ Gloria Nelund
Name: Gloria Nelund
Title: Chief Executive Officer